CUSIP No. 40049C 10 2	13G	Page 1 of 1

EXHIBIT 1

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Members of the Group
Old Trust
New Trust
María Esther Aguirre Gómez
Francisco de Jesús Aguirre Gómez
María Adriana Aguirre Gómez
Ana María Aguirre Gómez
Carlos de Jesús Aguirre Gómez
Rafael Felipe de Jesús Aguirre Gómez
José Manuel Aguirre Gómez